Exhibit 99

NEWS

Contact:	Mark Truby	Whitney Small
	313.663.6887	+86.135.0188.4281
	mtruby@ford.com	wsmall5@ford.com

Immediate release

FORD TO CHANGE STAKE IN MAZDA; BOTH COMPANIES REMAIN COMMITTED TO STRATEGIC PARTNERSHIP

DEARBORN, Mich., Nov. 18 – Ford Motor Company today announced it will change its stake in Mazda Motor Corporation to 3.5 percent from 11 percent.  The transaction is expected to be completed Friday.

Ford said the decision to reduce its ownership stake in Mazda allows it to increase flexibility as it continues to pursue growth in key emerging markets. Ford said it plans to remain one of Mazda’s largest shareholders and remains committed to its strategic partnership with Mazda, which spans more than 30 years.

Ford and Mazda will continue to cooperate in areas of mutual benefits such as key joint ventures and exchange of technology information, Ford said.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 163,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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